Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated August 2, 2024 (except for the eleventh paragraph of Note 1, as to which the date is October 21, 2024), with respect to the financial statements of Septerna, Inc. included in Amendment No.2 to the Registration Statement (Form S-1 No. 333-282469) and related Prospectus of Septerna, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Mateo, California

October 24, 2024